Exhibit 10.58

EXECUTION COPY

LETTER AGREEMENT

This Letter Agreement (the “Letter Agreement”) is entered into by and between Stephen A. Skaggs (“Executive”) and LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”) as of January 31, 2008.

The parties hereto hereby agree as follows:

1. Reference is hereby made to that certain Employment Agreement (the “Employment Agreement”), dated as of August 9, 2005, by and between Executive and the Company.

2. Defined terms used herein have the meaning ascribed to them in the Employment Agreement unless the context otherwise required.

3. Executive will resign as PCEO effective as May 31, 2008 whereupon his Employment shall terminate, unless Executive’s Employment has previously terminated in accordance with the provisions of the Employment Agreement or the parties otherwise agree prior to that date. No further action will be required by Executive to give effect to such resignation and he will be deemed to have given timely notice of such resignation as required by the terms of the Employment Agreement.

4. Executive’s resignation pursuant to Section 3 above will be treated as an Involuntary Termination for purposes of the determination of severance pursuant to Section 6 of the Employment Agreement. For such purposes, Executive’s Base Salary will be his current Base Salary which is $400,000 per annum and the applicable Target Bonus for 2008 will be his current Target Bonus which is $360,000.

5. Concurrent with the effectiveness of the resignation contemplated by Section 3, Executive will resign from the Board of Directors and will, upon request, provide a written confirmation of such resignation.

6. Promptly following the execution of this Letter Agreement, the Company will issue a press release in the form attached as Exhibit A.

7. To the extent (i) any payments to which Executive becomes entitled under this Letter Agreement or the Employment Agreement, or any agreement or plan referenced therein, in connection with Executive’s termination of employment with the Company constitutes deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the date which is six (6) months after the Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) or, if earlier, the date of death of the Executive; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. During any period payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the rate of interest applicable to six (6)-month certificate of deposit accounts offered by Wells Fargo Bank, N.A. (as disclosed on the bank’s webpage or, if not then disclosed on such webpage, as otherwise published by the bank), as of the date of such “separation from service.” Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum.

8. Except as modified pursuant to the foregoing, all the terms of the Employment Agreement shall continue to apply, including, without limitation, the provisions applicable to termination by the company for cause and involuntary termination. Notwithstanding the foregoing, the Company and the Executive agree to work together in good faith to amend, as necessary, the Employment Agreement prior to the Executive’s termination of Employment to reflect any appropriate revisions to address Code Section 409A so as to ensure that all payments required under the Employment Agreement can be made in such amount and at such time as required by the Employment Agreement without imposing additional taxation or delay of payment upon the Executive.

9. The Company will directly make payment to Executive’s legal counsel within 30 days after the Company’s receipt of the invoice for legal expenses in connection with the preparation of this Letter Agreement and related matters up to a maximum of $10,000.

10. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of Oregon (except their provisions governing the choice of law).

11. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Letter Agreement, in the case of the Company, by its duly authorized officer, as of the date hereof.

/s/ STEPHEN A. SKAGGS
Stephen A. Skaggs

LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ PATRICK S. JONES
Title:	CHAIRMAN OF THE BOARD

EXHIBIT A

LATTICE SEMICONDUCTOR ANNOUNCES CEO SEARCH

Hillsboro, OR - February 1, 2008 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that its Board of Directors has begun a search for a new chief executive officer and that Steve Skaggs will be resigning effective as of May 31, 2008 as the Company’s President and Chief Executive Officer. Mr. Skaggs has served as CEO since 2005 and is expected to continue in his current capacity to assist with the executive search until the effective date of his resignation.

“On behalf of the Company, I would like to thank Steve for his past service,” said Patrick Jones, chairman of the board of directors. “We appreciate his hard work on behalf of the Company and its stockholders and his continued willingness to serve as the Company’s chief executive officer through the search process and transition to a new CEO. We wish him well in his future endeavors.”

About Lattice Semiconductor

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high-performance, non-volatile and low-cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com

Statements in this news release looking forward in time are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties including our ability to successfully complete the executive search and transition to a new CEO, the potential impact on our business of our anticipated change in leadership and the other risk factors detailed in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from forward-looking statements.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000